Exhibit 4.3
UNITEDHEALTH GROUP 1993
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated Effective June 7, 2021
ARTICLE I
PURPOSE
Section 1.01. The purpose of the UnitedHealth Group 1993 Employee Stock Purchase Plan (the “Plan”) is to enhance employee commitment to the goals of the Company, by providing a means of achieving stock ownership on advantageous terms to eligible employees of the Company or a Participating Affiliate.
ARTICLE II
DEFINITIONS
Section 2.01. For purposes of the Plan the following terms shall be defined as follows:
(a)“Adoption Date” means February 9, 2011.
(b)“Affiliate” means any subsidiary corporation of the Company, as defined in Section 424(o) of the Code, whether now or hereafter acquired.
(c)“Board of Directors” means the Board of Directors of UnitedHealth Group Incorporated.
(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include all regulations and other binding interpretive authority issued pursuant to the Code.
(e)“Code Section 423 Plan” means an employee stock purchase plan which is designed to meet the requirements set forth in Section 423 of the Code, as amended. The provisions of the Code Section 423 Plan shall be construed, administered and enforced in accordance with Section 423.
(f)“Common Stock” means the Common Stock, par value $.01 per share, of UnitedHealth Group Incorporated.
(g)“Committee” means the Compensation and Human Resources Committee of the Company’s Board of Directors, or such successor committee as is made up of three or more directors of the Company, none of whom shall be officers or employees of the Company and all of whom shall be “Non-Employee Directors” with respect to the Plan within the meaning of Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended, and any successor rule.
(h)“Company” means UnitedHealth Group Incorporated, or any company that assumes and succeeds to the obligations of UnitedHealth Group Incorporated under the Plan.

(i)“Compensation” means the Eligible Employee’s annualized rate of salary, or regular hourly compensation, in effect at any time during an Offering Period, exclusive of all overtime earnings, shift differentials, commissions, bonus payments, the value of fringe or welfare benefits and all other forms of remuneration (but including any elective contributions to employee benefit plans withheld from the Eligible Employee’s Compensation).
(j)“Eligible Employees” means all employees of the Company or a Participating Affiliate except (i) employees customarily employed less than twenty (20) hours weekly; (ii) employees whose customary employment is for not more than 5 months in any calendar year; and (iii) employees who, immediately after a right to purchase is granted, would be deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the shares of the Company.
(k)“Maximum Offering” shall mean, with respect to some or all participants in the Non-423 Plan, a maximum number or value of shares of the Company stock made available for purchase in specified countries, locations or Participating Affiliates. Such maximum shall be determined by the Committee or its designate to comply with securities laws, to achieve tax objectives or to meet other Company objectives.
(l)“Non-423 Plan” means an employee stock purchase plan which does not meet the requirements set forth in Section 423 of the Code, as amended.
(m)“Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in the Plan, and whose participation in the Plan has not ended as set forth in and pursuant to Article VII.
(n)“Participating Affiliate” means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose Eligible Employees may participate in the Plan. The Committee may determine that employees of any Participating Affiliate shall participate in the Non-Section 423 Plan.
(o)“Plan” means the UnitedHealth Group 1993 Employee Stock Purchase Plan, Amended and Restated as of June 7, 2021, which includes a Code Section 423 Plan and a Non-423 Plan component.
(p)“Plan Year” means the twelve month period, beginning January 2, 1999, that commences each January 2 and ends on January l of the next succeeding year.
(q)“Purchase Date” means the last day of a Purchase Period.
(r)“Purchase Period” means each of the two 26 week periods in each Plan Year, i.e. the 26-week period from January 2 to July 1 and the 26-week period from July 2 to January 1, during the term of this Plan and during which time payroll deductions are made from the Compensation of Eligible Participants in the Plan. The Committee may specify

Purchase Periods of different duration from time to time. Each Purchase Period shall constitute a separate “offering” of shares for purposes of Code Section 423 and the regulations thereunder.
(s)“Stock Purchase Account” means the individual account established by the Company for each Participant to which payroll deductions are credited.
ARTICLE III
ELIGIBLE EMPLOYEES; ELECTION TO PARTICIPATE; PAYROLL
DEDUCTIONS
Section 3.01
a.Election to Participate. Each Eligible Employee may elect to participate in the Plan by completing the appropriate enrollment forms and procedures by the enrollment deadline established for a Purchase Period. The enrollment procedures will authorize regular payroll deductions from the employee’s Compensation, such deductions to begin with the first payroll period ending on or after the beginning of the first Purchase Period after the Eligible Employee enrolls in the Plan.
b.Contribution and Payroll Deduction Election. A Participant may elect contributions and payroll deductions from his or her Compensation in whole percentages not less than one percent (1%) or more than ten percent (10%) of his or her Compensation.
c.Change in Payroll Deduction Election. A Participant may not increase his or her contributions and payroll deductions during a Purchase Period. A Participant may discontinue contributions and payroll deductions during a Purchase Period as explained in Section 7.02.a. A Participant may increase or reduce his or her contributions and payroll deductions for a future Purchase Period as explained in Section 7.02.b.
ARTICLE IV
PAYROLL DEDUCTIONS; STOCK PURCHASE ACCOUNT
Section 4.01. Payroll deductions shall be credited to the Participant’s Stock Purchase Account. A Participant may not make any separate cash payment into his or her Stock Purchase Account.
Section 4.02. The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company, or the Participating Affiliate (as the case may be). No amounts credited to any Participant’s Stock Purchase Account nor any benefit received by a Participant under the Plan shall be subject to the debts, contracts, liabilities, engagements or torts of the Participant. No interest shall be paid on amounts credited to a Participant’s Stock Purchase Account.
Section 4.03. Participants are responsible for paying all income taxes, employment, social insurance, welfare and other taxes under applicable law relating to any amounts deemed under the laws of the country of their residence or of the organization of the Participating Affiliate which employs them to constitute (i) income arising out of the Plan, (ii) the purchase and sale of shares of Common Stock pursuant to the Plan and the distribution of Common Stock or (iii) cash to the Participant in accordance with this Plan. By participating in the Plan, each Participant authorizes the relevant Participating Affiliate to make appropriate withholding deductions from the Participant’s compensation, which shall be in addition to any payroll deductions made pursuant to Section 4.01, and to pay such amounts to the tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the Participant under applicable law.
ARTICLE V
PURCHASE PRICE
Section 5.01. Subject to the provision of Section 7.01.b.ii., each Participant shall have the right to purchase on the Purchase Date for the applicable Purchase Period, that number of whole and fractional shares of Common Stock as can be purchased at a price equal to the price specified in Section 5.02 on such date, with the funds then present in the Participant’s Stock Purchase Account on the last day of such Purchase Period; provided, however, that no Participant shall be allowed to purchase more than 1,000 shares in any one Purchase Period, except as otherwise determined pursuant to Section 11.01. No Participant shall be allowed to purchase Common Stock under the Code Section 423 Plan (and under all other employee stock purchase plans, if any, of the Company and any Affiliate) at a rate which exceeds $25,000 in fair market value of Common Stock (determined on the date on which Eligible Employees are treated as having been granted the option to purchase shares for tax purposes) in any calendar year.
If Participants elect during any given Purchase Period to purchase shares of Common Stock which would result in aggregate elections to purchase more than the number of shares of Common Stock then available under the Plan, the Committee will allocate the remaining shares of Common Stock available under the Plan, on a pro rata basis, in accordance with the elections previously filed by each Participant.
Section 5.02. The purchase price shall be 90% of the fair market value of the Common Stock on the last day of the applicable Purchase Period, rounded up to the next higher full cent. The fair market value on any day shall be (i) the closing price of the Common Stock as reported for composite transactions if the Common Stock is then traded on a national securities exchange; (ii) the last sale price if the Common Stock is then quoted on the NASDAQ National Market; or (iii) the average of the closing representative bid and asked prices if the Common Stock is then reported on NASDAQ, in each case on the date as of which the fair market value is being determined. If the Common Stock is not traded, quoted or reported on any of the above exchanges or reporting systems on such date, the Committee shall make a good faith attempt to establish the fair market value of the Common Stock and in connection therewith shall take such action as it deems necessary or advisable. If the last day of any Purchase Period is a Saturday, Sunday or holiday on which NASDAQ or the applicable national securities exchange is closed, the fair market value shall be determined as of the immediately preceding day on which the NASDAQ or the applicable national securities exchange was open.
ARTICLE VI
PURCHASE
Section 6.01. Except as provided in Section 7.01, on the Purchase Date for each Purchase Period, the funds in each Participant’s Stock Purchase Account shall be used to purchase the largest number of whole and fractional shares of Common Stock that can be purchased with such funds (taking into account the limitations set forth in Section 5.01).
Section 6.02. Any funds remaining in a Participant’s Stock Purchase Account after each such purchase shall be refunded to him or her as soon as practicable after the end of the applicable Purchase Period.
ARTICLE VII
RENEWAL OF ELECTION TO CONTRIBUTE; ELECTION TO DISCONTINUE CONTRIBUTIONS; TERMINATION OF RIGHT TO CONTRIBUTE;
TERMINATION OF RIGHT TO PURCHASE COMMON STOCK
Section 7.01
a.Automatic Renewal of Election to Contribute. Once an Eligible Employee becomes a Participant, his or her contribution and payroll deduction election remains in effect from Purchase Period to Purchase Period , and is automatically renewed, except as provided in Section 7.02.a, until the Participant’s right to contribute to the Plan ends as provided in Section 7.01.b.i. Notwithstanding the foregoing, the Committee may provide that separate elections shall be required for any subsequent Purchase Period.
b.Termination of Right to Participate.
i.Termination of Right to Contribute. A Participant’s right to contribute to the Plan ends as of the date on which he or she (a) no longer is an Eligible Employee, (b) is no longer employed by the Company or a Participating Affiliate, or (c) elects to discontinue contributions as provided in Sections 7.02.a or b.
ii.Termination of Right to Purchase. When a Participant’ s right to contribute to the Plan ends because he or she (a) no longer is an Eligible Employee, or (b) is no longer employed by the Company or a Participating Affiliate, the Participant’s right to purchase Common Stock for the current Purchase Period ends at the same time.
Section 7.02.
a.Election to Discontinue Contributions For Remainder of Current Purchase Period.

i.Each Participant has the right to elect to discontinue contributions to the Plan up to and until the last day of the fifth month of the current Purchase Period. Such election must be made in accordance with the Company’s administrative procedures and shall be effective with the first payroll period that is administratively feasible following the receipt of the Participant’s election, and shall be irrevocable for the remainder of the current Purchase Period.
ii.The Participant’s contributions, made during the current Purchase Period, will be used to purchase Common Stock on the Purchase Date for the current Purchase Period, unless the Participant elects a refund pursuant to Section 7.02.c.
b.Election to Increase, Decrease or Discontinue Contributions in Future Purchase Period. Each Participant has the right to elect to increase, decrease or discontinue contributions to the Plan effective as of the next succeeding Purchase Period. Such election must be made in accordance with the Company’s administrative procedures, shall be effective with the first payroll period in the subsequent Purchase Period. Except as provided in Section 7.02.a.i, such election shall be irrevocable for the duration of the subsequent Purchase Period.
c.Election of Refund of Uninvested Contributions. Each Participant has the right to elect to have the funds that exist in his or her Stock Purchase Account up to and until the last day of the fifth month of the Purchase Period refunded to him or her instead of being used to purchase Common Stock; notwithstanding, the Committee shall have the administrative discretion to alter this date in accordance with Section 11.01. Such election shall be made in accordance with the Company’s administrative procedures. Such refund will be made as provided in Section 7.03.
d.Election to Resume Contributions. A Participant who elects in accordance with Section 7.02.a.i to discontinue contributions to the Plan for the remainder of a current Purchase Period may elect to resume contributions to the Plan only for a subsequent Purchase Period, and such election must be made in accordance with the Company’s administrative procedures.
Section 7.03 Timing of Refund of Uninvested Contributions. When a Participant’s right to purchase Common Stock ends as provided in Section 7.01.b, or when a Participant elects a refund of uninvested contributions pursuant to Section 7.02.c, the Company shall refund in cash to the Participant all uninvested contributions that remain in the Participant’s Stock Purchase Account. Such refund will be made as soon as is administratively feasible and in accordance with the Company’s administrative procedures.
ARTICLE VIII
TRANSFERABILITY
Section 8.01. A Participant’s rights hereunder are exercisable during his or her lifetime only by him or her and may not be assigned, transferred, pledged or hypothecated

(whether by operation of law or otherwise) in any manner, other than by will or the laws of descent and distribution and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase shall be null and void and without effect.
Section 8.02. The funds accumulated in a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of the funds accumulated in the Stock Purchase Account shall be null and void and without effect.
ARTICLE IX
ACCOUNT STATEMENTS; CERTIFICATES
Section 9. 01. As soon as practicable after each Purchase Period the Company will cause to be delivered to the Participant an account statement describing the Common Stock purchased with respect to such Purchase Period. Upon request from the Participant, as soon as practicable after each Purchase Period the Company shall cause to be delivered to the Participant a Certificate representing the Common Stock purchased.
Section 9.02. The Company shall not be required to issue any Common Stock purchased hereunder prior to registration under the Securities Act of 1933, as amended, or registration, or qualification under any state law if such registration is required.
Section 9.03. A Participant shall have no interest in, and will not be entitled to any of the rights or privileges of a shareholder of the Company with respect to the Common Stock purchased by him or her pursuant to the Plan, including the right to receive any dividends which may be declared by the Company, until such time as he or she has actually paid the purchase price for the shares and the Company has so credited the Participant’s Stock Purchase Account. Cash dividends received in respect of Common Stock held in a Participant’s Stock Purchase Account shall be credited to the Participant’s Stock Purchase Account, net of applicable United States withholding taxes on such dividends, which shall be withheld by the Company and paid to the appropriate United States tax authorities. Such cash dividends may either be (i) reinvested in shares of Common Stock as promptly as practicable following crediting thereof, or (ii) held as cash in the Participant’s Stock Purchase Account. The Company or the Participating Affiliate employing the Participant shall notify each Participant annually as part of its periodic reporting obligations of the amount of such US tax withholding applicable to each Participant’s Stock Purchase Account in order to enable the Participant to apply for any applicable tax credit in the Participant’s country of residence.
Section 9.04. The Common Stock issued under the Plan shares. shall be registered in the name of the Participant purchasing such shares. Notwithstanding the foregoing, the Committee may provide for shares purchased under the Plan to be held in a brokerage account in the name of the Participant with a broker designated by the Plan.

ARTICLE X
AMENDMENT; TERMINATION OF PLAN
Section 10.01. The Board of Directors of the Company may at any time terminate or amend the Plan except that no amendment shall be made without prior approval of the shareholders which would (i) authorize an increase in the number of shares which may be purchased under the Plan, except as provided in Section 12.01; (ii) permit the issuance of Common Stock before payment therefore in full; (iii) increase the rate of payroll deductions above ten percent (10%) of Compensation; (iv) reduce the price per share at which Common Stock may be purchased below 85% of the lower of the fair market value of the Common Stock on the first or last day of the applicable Offering Period; (v) withdraw administration of the Plan from the Committee; or (vi) change the definition of subsidiaries eligible to participate in the Plan.
Section 10.02. The Plan may be terminated (i) on the day when no further shares of Common Stock remain under the Plan; or (ii) at any time in the discretion of the Board of Directors after 30 days’ notice has been given to Eligible Employees. Upon termination of the Plan, the applicable Purchase Period shall be deemed closed, and shares of Common Stock will be issued to Participants in accordance with Section 5.01.
ARTICLE XI
ADMINISTRATION
Section 11.01. The Plan shall be administered by the Committee which is authorized to interpret and construe any provision of the Plan, to establish deadlines and procedures by which the various administrative processes must be completed in order to be effective and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall, to the extent necessary or desirable, establish any special rules for Eligible Employees, former employees, or Participants located in any particular country other than the United States. In administering the Plan, it may be necessary, from time to time, to change or waive requirements of the Plan to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan. Therefore, the Company reserves the right, exercisable by the Committee, to make variations in the provisions of the Plan for such purposes. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, alter the time and duration of Purchase Periods and the procedures for making, revising and terminating participation elections (including the extent to which elections are applicable to future Offering Periods), may change the maximum number of shares of Common Stock that may be purchased in an Offering Period (subject to Section 423 of the Code), and may change the purchase price for shares of Common Stock provided that the purchase price is not reduced below the price specified in Section 10.01.iv. Any such change that is communicated to Eligible Employees shall be deemed to an exercise of the Committee’s authority to make variations in the provisions of the Plan without the need for formal amendment. The Committee will determine any questions arising in the administration, interpretations and application of the Plan, and all determinations will be conclusive and binding on all parties.

ARTICLE XII
STOCK DIVIDEND OR RECLASSIFICATION; MERGER OR CONSOLIDATION
Section 12.0l. If a record date for a stock dividend, stock-split or for a reclassification by way of split-up or reduction in the number of shares of Common Stock shall occur during a Purchase Period, appropriate adjustments in the number of shares of Common Stock and purchase prices shall be made to give effect thereto on an equitable basis. Similarly, on the payment of any stock dividend, stock-split or reclassification by way of split-up or reduction in the number of shares, the total number of shares authorized by Section 14.01 to be sold under the Plan shall be adjusted accordingly.
Section 12.02. If the Company is merged into or consolidated with one or more corporations during a Purchase Period, appropriate adjustments shall be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.
ARTICLE XIII
CHANGE IN CONTROL
Section 13.01. A “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.
Section 13.02.
a.Rights and Obligations Under the Plan. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be, which may be the Company (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under the Plan and with respect to Participants’ right to purchase stock, the Purchase Date of the then current Purchase Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Common Stock that may be purchased with the outstanding funds accumulated in the Stock Purchase Account shall not be adjusted.
b.Non-423 Plan. Notwithstanding Section 13.02.a, the Purchase Date with respect to Participants’ rights to purchase Common Stock granted pursuant to a Non-423 Plan to a Participant who would otherwise be subject to Code Section 409A shall be accelerated as contemplated by the foregoing sentence only to the extent the event constituting the Change in Control qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of a substantial portion of the assets” of the Company, as these concepts are defined in U.S. Treas. Reg. §1.409A-3(i)(5) or successor provisions.

c.Termination of Purchase Rights. All Participants’ rights to purchase Common Stock which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control, and all remaining funds in Participants’ Stock Purchase Accounts shall be refunded as soon as practical.
ARTICLE XIV
SHARES TO BE SOLD
Section 14.01. The Common Stock to be issued and sold under the Plan may be authorized but unissued shares, or the Company may go into the market and purchase shares for sale under the Plan. Except as provided in Section 12.01, the aggregate number of shares of authorized but unissued Common Stock to be sold under the Plan on or after the Adoption Date shall not exceed 50,000,000. If on a given Purchase Date the number of shares to be purchased exceeds the number of shares then available under the Plan or the Maximum Offering, if any, that may be issued on any given Purchase Date, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The pro rata allocation shall be limited, in the case of exceeding the Maximum Offering, to those Participants in the countries, locations or Participating Affiliates in the specified Maximum Offering.
ARTICLE XV
NOTICES; CONSTRUCTION
Section 15.01. Notices to the Company under the Plan shall be addressed to the address shown below, and notice to an Eligible Employee or Participant shall be addressed to the Eligible Employee’s or Participant’s last address as reflect on the personnel records of the Company or the Participating Affiliate employing such person.
UnitedHealth Group Incorporated
Attention: Corporate Benefits - ESPP
UnitedHealth Group Center 9900 Bren Road East
Minnetonka, Minnesota 55343
Section 15.02. The Company intends that the Code Section 423 Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and, therefore, the Plan shall be construed in a manner consistent therewith. All Participants in the Code Section 423 Plan shall have the same rights and privileges under the terms of the Code Section 423 Plan.
ARTICLE XVI
GOVERNMENTAL REGULATIONS AND LISTING
Section 16.01. All rights granted to Participants under this Plan are expressly subject to all applicable laws, regulations and the approval of all governmental authorities required for the authorization, issuance, sale or transfer of the shares of Common Stock reserved for the Plan. This includes, without limitation, a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock that may be purchased under the Plan. If a registration statement is not effective on the last day of a Purchase Period, the Purchase Period shall be extended until the first business day after the effective date of a registration statement, or post-effective amendment; provided, however, that a Purchase Period for a Participant in a Non-423 Plan who would otherwise be subject to Section 409A of the Code shall be extended only to the extent that such extension would not cause a violation under Section 409A of the Code.
ARTICLE XVII
MISCELLANEOUS
Section 17.01. This Plan will not be deemed to constitute a contract of employment between the Company or a Participating Affiliate and any Eligible Employee, nor will it interfere with the right of the Company to terminate any Eligible Employee and treat him or her without regard to the effect that termination might have upon him or her under the Plan. Nothing in this Plan shall confer on any Participant (i) any express or implied right to continued employment by the Company or any Affiliate, whether for the duration of the Plan or otherwise, (ii) legal or equitable right against the Company or any Affiliate, directly or indirectly or (iii) cause of action at law or equity against the Company or any Affiliate. Neither the Common Stock acquired under this Plan nor any other benefits conferred hereby, including the acquisition of Common Stock at a discount, will form any part of the wages or salary of any Eligible Employee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under this Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.
Section 17.02. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
Section 17.03. The Code Section 423 Plan is exempt from the application of Section 409A of the Code. The Non-423 Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent an option or rights under the Non-423 Plan or the vesting, payment, settlement or deferral thereof is subject to Section 409A of the Code, the option or right shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Non-423 Plan that would cause the grant of an option or right or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which amendment may be made on a retroactive basis, in accordance with the final regulations and guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if an option or right granted under the Plan that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action (or failure to act) taken by the Committee with respect thereto.